Exhibit 99.1

Highlands Bankshares, Inc. (OTCBB: HBSI) announces its results of operations for the year ended December 31, 2007.

Highlands Bankshares’ 2007 operations produced annual net income of $4,653,000 or $3.24 per share of common stock. This compares to income of $4,515,000 for the year ended December 31, 2006, an increase of 3.06% and, for the fourth consecutive year, represents record net income for the company.  Assets at December 31, 2007 were $380,836,000, an increase of 6.58% over assets of $357,316,000 at the end of 2006. Total shareholders’ equity at December 31, 2007 was $40,593,000.

Income for the year produced a return on average assets (ROAA) of 1.24% and a return on average equity (ROAE) of 12.03% compared to an ROAA of 1.32% and an ROAE of 12.67% achieved during 2006.

Income for the fourth quarter of 2007 was $1,277,000 compared to income of $1,154,000 for the same quarter a year ago. Income for the quarter produced an ROAA of 1.33% and an ROAE of 12.78%. This compares to an ROAA of 1.29% and an ROAE of 12.41% during the final quarter of 2006.

During 2007, Highlands paid dividends to its shareholders totaling $1.00 per share, an increase of 6.38% compared to dividends paid to shareholders in 2006.

Commenting on the 2007 results, Butch Porter, President and Chief Executive Officer said, “I am very happy to announce our fourth consecutive year of record annual income, especially given the increasingly dificfult market conditions faced by both of the Highlands’ banking subsidiaries. “

Porter also took the opportunity to thank the employees and customers of Highlands Bankshares by saying, “The employees of Highlands and its subsidiaries deserve congratulations for a job well done during 2007. We would also like to thank our customers for their business and we look forward to continuing to serve their banking needs.”

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Highlands Bankshares Inc. is a financial holding company operating 11 banking locations in West Virginia and Virginia through its two wholly owned subsidiary banks, The Grant County Bank and Capon Valley Bank, and insurance services through its wholly owned subsidiary HBI Life Insurance Company.

As of February 27, 2008, Smith Elliott Kearns & Company, LLC, Highlands’ Registered Independent Certified Public Accounts, had not issued an opinion letter relating to its audit of Highlands’ 2007 results of operations or balance sheet as of December 31, 2007.  Therefore, the results of operations for 2007 and asset, liability and capital totals for December 31, 2007 contained in the text above should not be construed as audited results. Certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.